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EXHIBIT 99.1




FINANCIAL CONTACT:     JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:         CLAIRE S. MCCALL (615) 367-8283

                               GENESCO TO PRESENT
                      AT 7TH ANNUAL ICR XCHANGE CONFERENCE
         --COMPANY REAFFIRMS FOURTH QUARTER AND FISCAL 2005 GUIDANCE --


NASHVILLE, Tenn., Jan. 11, 2005 ---- Genesco Inc. (NYSE: GCO) today announced that the Company will be presenting at the 7th Annual ICR XChange Conference. The Genesco investor presentation will be webcast live at 8:35 a.m. (Pacific time) on January 13, 2005, and may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software. The webcast also can be accessed at www.icr-online.com/conference.

         The Company also stated that it remains comfortable with its previously announced earnings guidance for the fourth quarter and fiscal year 2005. Genesco plans to announce its results for the fourth quarter and fiscal year 2005 and to discuss the results and the outlook for the new fiscal year in a conference call on March 3, 2005.

         This release contains forward-looking statements, including the statement regarding the Company's previously announced guidance and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. Because the quarter and year have not ended, changes in current trends in the business could cause differences from the Company's expectations, as could adjustments to data during the preparation of financial statements for the quarter and year. Other factors that could result in differences from expectations include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of




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products, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.